Exhibit 3.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION

OF

Harden Technologies Inc.

1.	NAME

The name of the Company is Harden Technologies Inc.

2.	STATUS

The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

3.1	The first registered office of the Company is 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.

3.2	The first registered agent of the Company is Newhaven Corporate Services (B.V.I.) Limited of 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG1110.

3.3	The Company may, by Resolution of Directors, change the location of its registered office or change its registered agent.

3.4	If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4.	CAPACITY AND POWERS

4.1	Subject to he Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

4.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5.	NUMBER AND CLASSES OF SHARES

5.1	The Company is authorised to issue a maximum of 100,000,000 Shares of US$0.001 par value of a single class.

5.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

5.3	The Company may issue a class of Shares in one or more series. The division of a class of Shares into one or more series and the designation to be made to each series shall be determined by the directors from time to time.

6.	RIGHTS OF SHARES

Each Share in the Company upon the Shareholder;

(a)	the right to one vote on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution for the surplus assets of the Company.

7.	REGISTERED SHARES

The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares or exchange registered Shared for bearer Shares.

8.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

8.1	The Company may amend this Memorandum or the Articles by Resolution of Directors, save that no amendment may be made by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)	in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to this Clause 8.

8.2	Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

8.3	The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duty convened and constituted and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

8.4	The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

9.	DEFINITIONS AND INTERPRETATION

9.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context;

“Act” means the BVI Business Companies Act, 2004, as amended from time to time, and includes the BVI Business Companies Regulations, 2012 and any other regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“business relationship” means a continuing arrangement between the Company and one or more persons with whom the Company engages in business, whether on a one off, regular or habitual basis;

“Memorandum” means this Memorandum of Association of the Company;

“person” includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Proscribed Powers” means the powers to: (a) amend this Memorandum or the Articles; (b) designate committees of directors; (c) delegate powers to a committee of directors; (d) appoint or remove directors;

(e) appoint or remove an agent; (f) approve a plan of merger, consolidation or arrangement; (g) make a declaration of solvency or to approve a liquidation plan; or (h) make a determination that immediately after a proposed distribution the value of the Company’s assets Will exceed its liabilities and the Company will be able to pay its debts as they fall due;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

and each director shall have one vote.

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution;

“records and underlying documentation” includes accounts and records (such as invoices, contracts and similar documents) in relation to

(a)	all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the company; and

(c)	the assets and liabilities of the Company;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Share” means a share issued on to be issued by the Company;

“Shareholders” means a person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Share; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

9.2	In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

(a)	a “Regulation” or “Sub-Regulation” is a reference to a regulation or sub-regulation of the Articles;

(b)	a “Clause” is a reference to a clause of this Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholders voting;

(d)	the Act, this Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

9.3	Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

9.4	Any reference to a “month” shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

9.5	Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

9.6	Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

Signed for Newhaven Corporate Services (B.V.I.) Limited of 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands, VG 1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on the 8th day of April, 2021:

Incorporator

/s/ Diana Todman
Diana Todman
Authorised Signatory
Newhaven Corporate Services (B.V.I) Limited